Exhibit 3.1

Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ADAMS RESPIRATORY THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF FEBRUARY, A.D. 2008, AT 1:50 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3971169 8100

080109992

AUTHENTICATION: 6355077

DATE: 02-01-08

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:04 PM 02/01/2008
FILED 01:50 PM 02/01/2008
SRV 080109992 — 3971169 FILE
RESTATED CERTIFICATE OF INCORPORATION
OF
ADAMS RESPIRATORY THERAPEUTICS, INC.
It is hereby certified that:
     1. (a) The present name of the corporation (hereinafter called the “corporation”) is Adams Respiratory Therapeutics, Inc.
     (b) The name under which the corporation was originally incorporated is Adams Merger Sub, Inc.; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is June 1, 2005.
     2. The provisions of the certificate of incorporation of the corporation as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Adams Respiratory Therapeutics, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.
     3. The amendments and the restatement of the restated certificate of incorporation herein certified have been duly adopted by the board of directors and the sole stockholder in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of this restated certificate of Incorporation, read as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
ADAMS RESPIRATORY THERAPEUTICS, INC.
     FIRST: The name of the corporation is: Adams Respiratory Therapeutics, Inc.
     SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Ste. 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The nature of the business and the purposes for which the corporation is organized are:
To engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.
     FOURTH: The aggregate number of shares that the corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (“Common Stock”). Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at all meetings of the stockholders of the corporation.
     FIFTH: The board of directors of the corporation is authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.
     SIXTH: A. The number of directors of the corporation shall be fixed from time to time in the manner provided in the by-laws and may be increased or decreased from time to time in the manner provided in the by-laws.
     B. Election of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.
     SEVENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director under this Article SEVENTH, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article SEVENTH, prior to such repeal or modification.
     EIGHTH: The corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorney’s fees) incurred by reason of the fact that he or she is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he or she is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorney’s fees) incurred in defending an action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against such liability under the provisions of this Article EIGHTH. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any by-law, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article EIGHTH shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.
     IN WITNESS WHEREOF, I have signed this Restated Certificate of Incorporation on this 1st day of February, 2008, on behalf of the corporation.

/s/ William R. Mordan

William R. Mordan
Vice President & General Counsel